EXHIBIT 99.1

News Release

Contact:

Ellen Ewart

Vice President, Investor and Media Relations

410-689-7632

eewart@foundationcoal.com

Foundation Coal Announces First Quarter 2007 Results

Linthicum Heights, Maryland, May 2, 2007 – Foundation Coal Holdings, Inc. (NYSE:FCL) today reported earnings of $24.6 million, or $0.53 per diluted share, for the quarter ended March 31, 2007. Excluding special items, first quarter earnings were $25.3 million, or $0.54 per diluted share. The special items reflect initial employee termination expenses at the Wabash Mine partially offset by one-time revenues arising from a refund of premiums from the Combined Benefit Fund. During the quarter Foundation once again produced strong operating cash flow, and its adjusted EBITDA to revenue margin increased to 25.1 percent.

Summary Statistics

($ in millions, except per-share and tonnage amounts)

	Quarter Ended March 31, 2007		Quarter Ended March 31, 2006	Change (%)
Coal Sales Revenues	$386.2		$387.6	(0.4%)
Coal Shipments (MM Tons)	18.8		18.5	2%
Net Income	$24.6	(1)	$31.3	(21%)
Earnings per Diluted Share	$0.53	(1)	$0.67	(21%)
Adjusted EBITDA	$99.0		$93.6	6%

NOTE:

(1) Includes a $2.2 million pre-tax charge for initial employee termination expenses at the Wabash Mine partially offset by $1.4 million of one-time other revenues arising from a premium refund from the Combined Benefit Fund.

Please see EBITDA reconciliation and reconciliation of non-GAAP measures to net income tables included as exhibits to this release.

“Our solid first quarter results reflect improved sales realizations at all operating segments, 3.5 percent lower overall cost of coal sales per ton, and record coal shipments from our combined operations,” said James F. Roberts, Foundation chairman and chief executive officer. Roberts explained that Foundation committed a significant amount of its 2007 production during the early and middle part of 2006, when the coal market was stronger than it is today. He added, “Our market strategy has afforded us a high degree of top-line visibility, and while we are optimistic that market fundamentals will improve in the future, our ability to meet 2007 financial targets is not entirely dependent on the timing of the market rebound. Moreover, we are not in a position of having to make significant reductions in production given our highly contracted position.”

FINANCIAL RESULTS

Period to Period Comparisons

Coal sales revenues were $386.2 million, which was less than one percent lower than the record from the corresponding quarter of the prior year. The slight decrease was attributable to lower coal quality premiums, $16.1 million, mainly as a result of significantly lower SO2 allowance prices, partially offset by higher shipments and increases in base coal sales realizations per ton.

Total shipments increased two percent, driven by a five percent increase from the Powder River Basin partially offset by lower shipments of purchased coal and slightly lower shipments from Northern Appalachia. Total coal production increased by six percent year-over-year. There were no longwall moves in the first quarter of 2007; whereas Emerald moved its longwall in the first quarter of 2006.

In comparison to the corresponding quarter of the prior year, base average per ton sales realizations (excluding the impact of coal quality premiums) increased by 14 percent in the Powder River Basin, 8 percent in Northern Appalachia, and 4 percent in Central Appalachia. The decrease in overall average per ton sales realizations resulted from a higher proportion of Powder River Basin shipments in relation to total shipments compared to 2006’s first quarter.

Operating income for the first quarter of 2007 was $42.3 million compared to $52.5 million in the corresponding quarter of the prior year. Diluted earnings per share excluding special items (see below) were $0.54 compared to a record $0.67 in the first quarter of 2006. As expected, these year-over-year decreases are primarily attributable to a reduced benefit from amortization of coal supply agreements and increased depreciation and depletion expense. Cost of coal sales was less than in the corresponding quarter of the prior year mainly due to a higher proportion of shipments from the Powder River Basin and lower relative shipments from Central Appalachia.

In the first quarter of 2007, the company recognized a pre-tax charge of approximately $2.2 million for employee termination expenses primarily related to the salaried workforce at the Wabash Mine. This charge was partially offset by $1.4 million of one-time other revenues arising from a premium refund from the Combined Benefit Fund. On a net after-tax basis, these two items reduced first quarter 2007 diluted earnings per share by approximately $0.01.

EBITDA, as defined in the company’s bank credit agreement (“adjusted EBITDA”), was a record $99.0 million in the first quarter of 2007, an increase of six percent from the first quarter of 2006 which was the previous record quarter.

Capital Structure

For the quarter ended March 31, 2007, the following items were funded by internally generated cash flows and cash on hand: capital expenditures of $48.1 million, share repurchases of $13.3 million, and shareholder dividends of $2.3 million. Working capital increased, primarily as a result of coal inventories and accounts payable. The increase in working capital is expected to reverse itself in subsequent quarters.

During the first quarter of 2007, the company repurchased 433,653 shares at an average price of $30.59. Cumulatively, the company has expended $25.2 million of its $100 million authorization to repurchase shares.

Available liquidity under the company’s existing revolving credit agreement was approximately $341 million at March 31, 2007.

MARKET OVERVIEW

“During the first three months of 2007, market conditions remained relatively soft,” said Roberts, citing higher than normal generating plant inventory levels and a supply overhang that persisted despite production cutbacks in the eastern coalfields. Given the weakness in the marketplace, Foundation committed very little of its unsold coal during the period, negotiating contracts for approximately five million tons, primarily for delivery in 2008.

Going forward, the company expects market conditions to strengthen, although the timing of the rebound is uncertain. Through April 21, U.S. electrical output was up 4.3 percent while coal production was down 2.1 percent. Specifically, coal production in Central Appalachia is down 10 percent compared to the same period last year, and additional supply may be threatened by the recent ruling potentially affecting the future issuance of valley-fill permits. These supply-related factors, in combination with the typical ramp-up in electricity demand that occurs as a result of summer cooling load, should help reduce customer inventories, which remain above average nationwide.

SUBSEQUENT EVENTS

On April 4, 2007, Foundation Coal affiliate, Wabash Mine Holding, Inc. announced the closure of the Wabash Mine in southern Illinois. The operation had become economically unviable as a result of a combination of factors, including aged infrastructure, softening market conditions and outlook, and the prospect of a new higher cost labor contract with the United Mine Workers of America (UMWA), which represented the hourly workforce at the mine. The company would not sign the 2007 National Bituminous Coal Wage Agreement for Wabash, and consequently UMWA workers walked off the job at Wabash and the Cumberland and Emerald mines in Pennsylvania on April 4, 2007. The strike continued until April 12, 2007, when the parties reached agreement on the terms of separate new labor contracts at the Pennsylvania mines and the effects of closure at Wabash. The majority of costs related to the closure of Wabash and the strike in Pennsylvania will be reflected in the second quarter financials. As previously stated, discontinuation of the recapitalization project and subsequent closure of Wabash will reduce capital expenditures in 2007 and 2008 by approximately $45 million. These reductions were already reflected in the company’s capital expenditure guidance for 2007 and 2008.

OUTLOOK

Foundation has adjusted its shipment and production guidance for 2007 through 2010 to account for the effects of the closure of the Wabash Mine. The financial guidance for 2007 is unchanged and does not reflect special items associated with the closure of Wabash and the effects of the UMWA strike.

Guidance

($ in millions, except per-share amounts)

	2007	2008	2009	2010
Total Revenues	$1,485 –1,575
Adjusted EBITDA	$300 – 350
Net Income	$42 – 70
Earnings per Diluted Share	$0.90 – 1.50
Capital Expenditures (1)	$175 – 185	$170 –180
Coal Production (MM Tons)	70.0 – 75.0	71.5 –77.5	71.5 –77.5	71.5 –77.5
West	49.5 – 53.0	52.0 –56.0	52.0 – 56.0	52.0 –56.0
East	20.5 – 22.0	19.5 –21.5	19.5 – 21.5	19.5 –21.5
Coal Shipments (MM Tons)	71.0 – 76.5	72.0 –78.0	72.0 – 78.0	72.0 –78.0
West	49.5 – 53.0	52.0 –56.0	52.0 – 56.0	52.0 –56.0
East	21.5 – 23.5	20.0 –22.0	20.0 – 22.0	20.0 –22.0
Committed and Priced (%) (2)	99%	73%	49%	19%
West	100%	76%	56%	24%
East	97%	66%	29%	7%

Notes:	(1) Excludes annual bonus bid payments on Federal Leases by Application in the Powder River
Basin	(2) As of 4/23/07, compared to the midpoint of production guidance range

Roberts concluded, “We are optimistic that market fundamentals will improve, but we remain focused on driving further operational improvements across the company. We are committed to maintaining a disciplined approach with regard to marketing our uncommitted tons in 2008 and beyond.”

ABOUT FOUNDATION COAL

Foundation Coal Holdings, Inc., through its affiliates is a major U.S. coal producer with 13 coal mines and related facilities in Pennsylvania, West Virginia, and Wyoming. Through its subsidiaries Foundation Coal employs approximately 3,000 people and produces approximately 72 million tons annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, MD.

CONFERENCE CALL WEBCAST

Foundation Coal Holdings, Inc. will hold a conference call to discuss first quarter 2007 financials on Wednesday, May 2, 2007 at 10:00 a.m. EDT. The call will be accessible through the internet at Foundation’s website: www.foundationcoal.com and will be archived at this location for a period of two weeks as well.

NON-GAAP DISCLOSURES

EBITDA, a measure used by management to evaluate its ongoing operations for internal planning and forecasting purposes, is defined as income (loss) from continuing operations, plus interest expense, net of interest income, income tax expense (benefit), charges for early debt extinguishment, and depreciation, depletion and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the company’s presentation of EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the company’s debt instruments. The definition of EBITDA as used in the company’s debt instruments is further adjusted for certain cash and non-cash charges/credits and is used to determine compliance with financial covenants and the ability to engage in certain activities such as incurring additional debt and making certain payments.

A reconciliation of the company’s non-GAAP to GAAP results is included as an exhibit to this release.

FORWARD-LOOKING STATEMENTS

Certain statements relating to the future prospects, developments, business strategies, analyses and other information that is based on forecasts of future results and estimates of amounts not yet determinable are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which can be identified as any statement that does not relate strictly to historical or current facts. The company has used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting the company and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the company’s control, that could cause the company’s actual results to differ materially from those matters expressed in or implied by these forward-looking statements. These factors include, but are not limited to: market demand for coal, electricity and steel; weather conditions or catastrophic weather-related damage; the company’s production capabilities; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; environmental laws, including those directly affecting the company’s coal mining and production, and those affecting the company’s customers’ coal usage; regulatory and court decisions; railroad, barge, trucking and other transportation performance and costs; assumptions concerning economically recoverable coal reserve estimates; employee workforce factors; changes in postretirement benefit and pension obligations; the company’s liquidity, results of operations and financial condition. The company advises investors that it discusses additional risk factors and uncertainties that could cause Foundation Coal Holdings Inc. actual results to differ from forward-looking statements in the company’s Form 10-K for the Fiscal Year ending December 31, 2006 filed with the Securities and Exchange Commission (“SEC”) under the heading “Risk Factors”. The investor should keep in mind that any forward-looking statement made by the company in this news release or elsewhere speaks only as of the date on which the company makes it. New risks and uncertainties come up from time to time, and it is impossible for the company to predict these events or how they may affect the company. The company has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law. In light of these risks and uncertainties, the investor should keep in mind that any forward-looking statement made in this news release or elsewhere might not occur.

6

Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Tons sold	18.8	18.5

Revenues	$394.9	$395.3
Cost of coal sales	284.2	290.2
Selling, general and administrative expense	13.8	12.6
Accretion on asset retirement obligations	2.4	1.9
Employee termination costs	2.2	—
Depreciation, depletion and amortization	51.1	44.3
Amortization of coal supply agreements	(1.1)	(6.2)

Income from operations	42.3	52.5
Interest income	0.6	0.4
Interest expense:
Interest	(11.2)	(11.5)
Amortization of deferred financing costs	(0.5)	(0.7)
Surety bond and letter of credit fees	(1.3)	(1.5)

Income before income taxes	29.9	39.2
Income tax (expense)	(5.3)	(7.9)

Net income	$24.6	$31.3

Earnings per common share:
Basic earnings per common share	$0.54	$0.69

Diluted earnings per common share	$0.53	$0.67

Weighted average shares outstanding:
Weighted average shares—basic	45.122	45.132
Weighted average shares—diluted	46.387	46.674

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Supplemental Financial Data

(In Millions, Except Per Ton Data)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Tons sold
Powder River Basin	12.6	12.0
Northern Appalachia	3.6	3.7
Central Appalachia	2.2	2.4
Illinois Basin and purchased coal	0.4	0.4

Total	18.8	18.5

Average realized price per ton sold
Powder River Basin	$9.13	$8.55
Northern Appalachia	40.61	40.16
Central Appalachia	52.41	51.23
Illinois Basin and purchased coal	27.98	33.24
Total	$20.54	$20.92
Revenue summary
Powder River Basin	$115.4	$102.7
Northern Appalachia	146.2	150.0
Central Appalachia	113.2	120.8
Illinois Basin and purchased coal	11.4	14.1

Total coal sales	386.2	387.6
Other revenues	8.7	7.7

Total revenues	394.9	395.3
Cost of coal sales	284.2	290.2
Selling, general and administrative expense	13.8	12.6
Accretion on asset retirement obligations	2.4	1.9
Employee termination costs	2.2	—

EBITDA	92.3	90.6
Depreciation, depletion and amortization	51.1	44.3
Amortization of coal supply agreements (credit)	(1.1)	(6.2)

Income from operations	$42.3	$52.5

Capital expenditures	$48.1	$40.0
Cash flow provided by operating activities	$51.8	$65.6
Adjusted EBITDA from Credit Agreement	$99.0	$93.6
Last Twelve Months Adjusted EBITDA from Credit Agreement	$317.1	$331.7
Adjusted EBITDA Margin (Adjusted EBITDA/Revenues)	25.1%	23.7%

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Millions)

	March 31, 2007	December 31, 2006
	(Unaudited)
Cash and cash equivalents	$22.9	$33.7
Trade accounts receivable	123.4	119.6
Inventories, net	49.5	36.8
Deferred income taxes	15.5	15.5
Other current assets	30.6	35.1

Total current assets	241.9	240.7
Property, plant and equipment, net	1,648.5	1,660.4
Coal supply agreements , net	28.5	31.3
Other noncurrent assets	16.5	17.2

Total assets	$1,935.4	$1,949.6

Current portion of long-term debt	$4.2	$—
Accounts payable and accrued expenses	180.3	203.6

Total current liabilities	184.5	203.6
Long-term debt	622.4	626.6
Coal supply agreements, net	20.2	24.2
Deferred income taxes	0.9	8.3
Other long-term liabilities	798.5	789.1

Total liabilities	1,626.5	1,651.8

Stockholders’ equity	308.9	297.8

Total liabilities and stockholders’ equity	$1,935.4	$1,949.6

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA per the Bank Credit Agreement

To Income Before Accounting Change

(In Millions)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Net income	$24.6	$31.3
Depreciation, depletion and amortization	51.1	44.3
Amortization of coal supply agreements (credit)	(1.1)	(6.2)
Interest expense	11.2	11.5
Amortization of deferred financing costs	0.5	0.7
Surety bond and letter of credit fees	1.3	1.5
Interest income	(0.6)	(0.4)
Income tax expense	5.3	7.9

EBITDA	$92.3	$90.6
Adjustments per Credit Agreement:
Accretion on asset retirement obligations	2.4	1.9
Employee termination costs	2.2	—
Non-cash stock-based compensation expense	1.7	0.8
Other	0.4	0.3

Adjusted EBITDA per Credit Agreement for current quarter	$99.0	$93.6
Adjusted EBITDA per Credit Agreement for year ended
December 31, 2006 and 2005, respectively	311.7	309.6
Adjusted EBITDA per Credit Agreement for quarter ended
March 31, 2006 and 2005, respectively	(93.6)	(71.5)

Adjusted EBITDA per Credit Agreement for the twelve months ended March 31, 2007 and 2006, respectively	$317.1	$331.7

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures to Net Income

(In Millions, Except Per Share Data)

(Unaudited)

Net Income Available to Common Shareholders and Earnings Per Common Share Excluding Special Items:

	Three Months Ended March 31,
	2007	2006
Net income as reported	$24.6	$31.3
Employee termination costs	2.2	—
Income tax impact of employee termination costs	(0.4)	—
Premium refund settlement from Combined Benefit Fund	(1.4)	—
Income tax impact of premium refund from Combined Benefit Fund	0.3	—

Net income excluding special items	$25.3	$31.3

Earnings per common share:
Basic earnings per common share	$0.56	$0.69

Diluted earnings per common share	$0.54	$0.67

Weighted average shares outstanding:
Weighted average shares—basic	45.122	45.132
Weighted average shares—diluted	46.387	46.674

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.